Exhibit 10.5

FORM OF FIRST AMENDMENT TO SERVICES AGREEMENT

This First Amendment to Services Agreement (this “Amendment”), effective as of December 13, 2019, is between Liberty Media Corporation, a Delaware corporation (the “Provider”), and [____], a Delaware corporation (“[____]” or “[____]”).

RECITALS

WHEREAS, the Provider and [____] previously entered into that certain Services Agreement, dated as of [____] (the “Original Agreement”); and

WHEREAS, in connection with the execution and delivery by the Provider and Gregory B. Maffei (“Executive”) of that certain Executive Employment Agreement dated as of the date hereof (the “Executive Employment Agreement”), the Provider and [____] desire to amend the Original Agreement on the terms and conditions set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing recitals, the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be bound legally, agree as follows:

1.	Defined Terms. All initially capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Original Agreement.

(a)           The term “[____]” as used in the Original Agreement and this Amendment (and the term “[____]” as used in this Amendment) shall each refer to [____], a Delaware corporation.

(b)           References to “the Agreement” shall be deemed to be references to the Original Agreement, as amended by this Amendment and as it may be further amended from time to time in accordance with the terms thereof and hereof.

2.	Amendment to Section 2.2. Section 2.2 of the Original Agreement is amended to read in its entirety as follows:

“Section 2.2 Cost Reimbursement. In addition to (and without duplication of) the [Allocated Expenses] [Services Fee] payable pursuant to Section 2.1 and Executive Allocated Expenses pursuant to Section 2.5, [____] also will reimburse the Provider for all direct out-of-pocket costs, with no markup (“Out-of-Pocket Costs”), incurred by the Provider in performing the Services (e.g., postage and courier charges, [software license fees attributable to desktop or laptop computers utilized by Employees,] travel, meals and entertainment expenses, and other miscellaneous expenses that are incurred by the Provider or the [Employees] [Personnel] in the conduct of the Services).”

3.	Amendment to [Section 2.4] [Article II]. [Section 2.4] [Article II] of the Original Agreement is amended to [read in its entirety] [insert new Section 2.4 and Section 2.5] as follows:

“[Section 2.4. Survival.] The terms and conditions of this Article II will survive the expiration or earlier termination of this Agreement with respect to such amounts as are payable in respect of the period of time prior to the effective date of such expiration or termination.”

4.	[Amendment to Article II. Article II of the Original Agreement is amended to insert new Section 2.5 as follows:]

“Section 2.5. Executive Compensation Expenses. Notwithstanding anything in this Agreement to the contrary, this Section 2.5 shall apply with respect to the Executive Allocated Expenses and Direct Compensation (each as defined below).

(a)           Executive Allocated Expenses. [____] shall be allocated a portion of the Executive Allocated Expenses equal to its Executive Percentage (as defined below). The “Executive Allocated Expenses” mean Executive’s aggregate salary, commitment bonus (as described in Section 4.2 of the Executive Employment Agreement), health, retirement and other compensation, benefits, perquisites, any legal fees and other expense reimbursements owed to Executive pursuant to Section 9.6 of the Executive Employment Agreement, any Special Reimbursement payments owed to Executive by the Provider (as defined and described in Section 9.7 of the Executive Employment Agreement) and other expenses paid by Provider in connection with the employment of Executive and all Severance Payments (as defined below) paid by Provider; provided, however, that the Executive Allocated Expenses will not include (1) any annual cash bonus amounts with respect to services performed for the benefit of the Provider (excluding, for the avoidance of doubt, the commitment bonus described in Section 4.2 of the Executive Employment Agreement) and any equity-based compensation, in each case, paid to such [Employee] [Personnel] by the Provider, (2) all Direct Compensation and any Prorated Executive Bonus Payment (as defined below), and (3) Out-of-Pocket Costs. The Executive Allocated Expenses will be more fully set forth in, and determined from time to time in the manner set forth in, Schedule 2.5 attached hereto, as such Schedule may be periodically amended and revised by the parties as set forth in this Section 2.5.

(b)           Payment of Direct Compensation. In accordance with the Executive Employment Agreement, [____] agrees to (i) pay Executive [____]’s allocation of the annual cash bonus amounts with respect to services performed for the benefit of [____] in accordance with Section 4.3 of the Executive Employment Agreement with such allocation being equal to the Executive Percentage, (ii) grant Executive options to purchase shares of Series [__] Common Stock of [____] (“[____] Common Stock”) in accordance with Section 4.10 of the Executive Employment Agreement (the “Service Company Term Awards”) and (iii) grant Executive an annual award with respect to [____] Common Stock in accordance with Section 4.11 of the Executive Employment Agreement (the “Annual Executive Incentive Awards” and, together with the Service Company Term Awards, the “Equity Awards”). The compensation described in the preceding sentence is referred to herein as the “Direct Compensation.” [____] will be solely responsible for all liabilities associated with the Direct Compensation, including with respect to satisfaction of the obligations with respect to Annual Executive Incentive Awards on any termination of Executive’s services with the Provider or [____]. The Direct Compensation will be more fully set forth in, and determined from time to time in the manner set forth in, Schedule 2.5 attached hereto, as such Schedule may be periodically amended and revised by the parties as set forth in this Section 2.5.

(c)           Payment of Executive Severance.

(i)              The Executive Allocated Expenses shall include all cash severance payments and benefit continuation obligations owed to Executive by the Provider pursuant to Section 5 of the Executive Employment Agreement (“Severance Payments”). Furthermore, [____] may, in lieu of reimbursing Provider the Executive Percentage of any Severance Payments and in accordance with Section 5 of the Executive Employment Agreement, directly deliver shares of [____] Common Stock to Executive in satisfaction of a portion of its Executive Percentage of the Severance Payments (a “Share-Based Severance Payment”), provided, that, in the event [____] is unable or otherwise fails to deliver any Share-Based Severance Payment in [____] Common Stock, [____] shall deliver cash to Provider in an amount equal to the value of Share-Based Severance Payment otherwise required to be delivered to Executive by [____].

(ii)              Following an Executive Service Termination (as defined below) under circumstances qualifying Executive for payment of a prorated annual bonus pursuant to Section 5.7 of the Executive Employment Agreement (the “Prorated Executive Bonus Payment”), [____] shall pay Executive the Prorated Executive Bonus Payment at the time such payment is due under the Executive Employment Agreement; provided, that, in the event [____] fails to pay the Prorated Executive Bonus Payment, it shall reimburse the Provider amounts paid by Provider in respect thereof.

(iii)            The amounts set forth in this Section 2.5(c) shall be paid by [____] in addition to any Executive Termination Payment payable to Provider under Section 3.4 of this Agreement.

(iv)             In the event of any termination of employment or Services of Executive, this Section 2.5 shall apply to any severance or other payments to be made by or allocated to [____][ in lieu of, and notwithstanding, Section 4.3 of this Agreement].

(d)           Executive Percentage. The “Executive Percentage” for the period commencing January 1, 2020 through December 31, 2020 is set forth in Schedule 2.5 and thereafter the Executive Percentage and the Executive Allocated Expenses will be determined annually by the Provider, in consultation with [____] and the Executive, prior to each December 15th of the Term, pursuant to paragraph (e) below.

(e)           Determination of Amounts and Allocations. Unless otherwise agreed between the Provider and [____], in consultation with Executive, the Executive Percentage will be determined consistent with the methodology described on Schedule 2.5. In addition, following any Significant Corporate Transaction, the Provider and [____], in consultation with Executive, will negotiate in good faith any appropriate adjustments to the Executive Percentage, Executive Allocated Expenses and Direct Compensation. In no event will any such adjustments apply retroactively (without the prior written consent of Provider and [____] in consultation with the Executive and, with respect to any retroactive adjustments to Direct Compensation previously paid or awarded to Executive, without the prior written consent of Executive).

(i)               The parties acknowledge and agree that the methodology described on Schedule 2.5 reflects a good faith estimate of the amount of time that the Provider estimates Executive will spend providing Services to [____] during the upcoming fiscal year and that the parties in making any good faith adjustments to the Executive Percentage may take into account such other factors as they deem relevant, including (for the avoidance of doubt) those described in clause (ii) below.

(ii)              In the event of (1) a termination by Executive or any other company to whom Executive is providing service at the direction of Provider (each, an “Other Service Company”) of Executive’s services to such Other Service Company, (2) a Change in Control (as such term is defined in the Executive Employment Agreement) of any Other Service Company, (3) a Fundamental Corporate Event (as defined in the Executive Employment Agreement) with respect to the Provider or any Other Service Company, or (4) any other material change in circumstances with respect to the Provider or any Other Service Company following the last agreed adjustment to the Executive Percentage, Executive Allocated Expenses or Direct Compensation that, in each case, results in a change in the allocable percentage of time spent by Executive providing Services to [____], in the Executive Allocated Expenses or in the Direct Compensation (any such event in clause (1) through (4) inclusive, a “Significant Corporate Transaction”), the Provider and [____] shall promptly, and in good faith, renegotiate the Executive Percentage, Executive Allocated Expenses and Direct Compensation, in consultation with Executive, based on, among other things deemed relevant by the parties, the anticipated Services to be provided by Executive to [____] during any upcoming fiscal period and the amount of time that the Provider estimates Executive will spend providing Services to [____] during such time.

(iii)            In the event of a dispute between the Provider and [____] as to the determination of the amount of the Executive Percentage, Executive Allocated Expenses or Direct Compensation, each of the Provider and [____] agrees to attempt, in good faith and in consultation with the Executive, to resolve the dispute as set forth in Section 7.16 of this Agreement.

(iv)             It is intended that the payments by [____] to the Provider under this Agreement in respect of Executive Allocated Expenses and any Termination Payment, when combined with the payment of the Direct Compensation and any Prorated Executive Bonus Payment by [____] directly to Executive, are comparable to those which [____] would pay to a third party on an arm’s length basis for the same services.

(f)           Provider as Payor. Notwithstanding Section 4.2 of this Agreement, the parties acknowledge and agree that the Provider, and not [____], will be solely responsible for the payment of salaries, wages, benefits (including health insurance, retirement, and other similar benefits, if any), perquisites and other compensation applicable to Executive; provided, however, that [____] is responsible for the reimbursement to Provider of the Executive Percentage of the Executive Allocated Expenses and payment of the Direct Compensation and any Prorated Executive Bonus Payment directly to Executive each as provided in this Section 2.5. The parties acknowledge that Executive will provide services directly to [____] in consideration for the receipt of the Direct Compensation and any Prorated Executive Bonus Payment. [Except as otherwise required by the terms of the Tax Sharing Agreement,] the Provider will be responsible for the payment of all federal, state, and local withholding taxes on the compensation of Executive (other than Direct Compensation and any Prorated Executive Bonus Payment) and other such employment related taxes as are required by law, and [____] will be responsible for the payment of all federal, state, and local withholding taxes on the Direct Compensation and any Prorated Executive Bonus Payment paid to Executive by [____] and other such employment related taxes as are required by law. Each of [____] and the Provider will cooperate with the other to facilitate the other’s compliance with applicable federal, state, and local laws, rules, regulations, and ordinances applicable to the employment of Executive by either party.

(g)           Monthly Payment. [____] will pay the Provider, by wire or intrabank transfer of funds or in such other manner specified by the Provider to [____], in arrears on or before the last day of each calendar month beginning with January 2020, its allocated portion of the Executive Allocated Expenses then in effect, in monthly installments.

(h)           No Duplication. For the avoidance of doubt, no Executive Allocated Expenses, Direct Compensation, Prorated Executive Bonus Payments or Executive Termination Payment (as defined below) will be included in the [Allocated Expenses or in the severance payments under Section 4.2 allocated to [____] pursuant to this Agreement][Services Fee].”

5.	Amendment to Section 3.3. Section 3.3 of the Original Agreement is amended to insert the following as the last paragraph:

“An Executive Termination Payment may be due in connection with the termination of this Agreement pursuant to this Section 3.3 as described in and subject to the limitations of Section 3.4(c).”

6.	Amendment to Article III. Article III of the Original Agreement is amended to insert new Section 3.4 as follows:

“Section 3.4. Termination of Executive Services. This Section 3.4 shall apply with respect to the termination of any Services provided by Executive in lieu of and notwithstanding Section 3.2 of this Agreement:

(a)           Termination of Executive Services by [____]. At any time during the Term, [____] may elect to discontinue obtaining any of the Services from Executive (including removing Executive from his position as [Executive Chairman] [President and CEO] at [____]) by providing written notice to the Provider and the Executive (an “Executive Service Termination”). Such Executive Service Termination shall be effective (i) in the case of termination for Cause (as defined in the Executive Employment Agreement with reference to [____]), on the date written notice is provided by [____] to the Provider and the Executive and (ii) in the case of termination for any reason other than termination for Cause on the later of (x) the 30th day following the delivery of such notices (or such later date as may be specified in the notices) and (y) the payment by [____] to the Provider of the Executive Termination Payment.

(b)           Termination of Executive Services by Provider. At any time during the Term, the Provider may elect to discontinue providing [____] any of the Services by Executive by providing written notice to [____] and the Executive, including, in connection with a termination by Executive of his employment with the Provider or of any services provided to [____] under his Executive Employment Agreement. Such termination shall be effective on the date specified in the notices.

(c)           Termination Requiring Payment of Executive Termination Payment.

(i)               An Executive Service Termination for any reason other than termination for Cause (as defined in the Executive Employment Agreement with reference to [____]) will result in an obligation by [____] to pay the Provider the Executive Termination Payment no later than the effective date of such Executive Service Termination.

(ii)              A termination (x) by the Provider of the Services provided to [____] by Executive following or in connection with a Change in Control (as defined in the Executive Employment Agreement with reference to [____]) of [____] or (y) by Executive of his Services provided to [____] under the Executive Employment Agreement, in each case, shall also require the payment by [____] to the Provider of the Executive Termination Payment no later than the effective date of such termination. The effective date of a termination described in clause (y) of this Section 3.4(c)(ii) shall be determined in accordance with the Executive Employment Agreement.

(iii)            In event of the termination of this Agreement on or before the expiration of the Employment Period (as defined in the Executive Employment Agreement) pursuant to Section 3.3, [____] will pay the Executive Termination Payment to the Provider no later than the effective date of such termination; provided, however, that if such termination of this Agreement is at or after the time Executive’s services to [____] or Provider under the Executive Employment Agreement have been terminated for Cause or by Executive without Good Reason (each as defined in the Executive Employment Agreement with reference to either Provider or [____]), then no Executive Termination Payment shall be due.

(iv)             Notwithstanding anything to contrary in this Section 3.4(c), (1) no Executive Termination Payment shall be payable if in connection with the events giving rise to such payment obligation Executive is no longer employed by Provider, and (2) only one Executive Termination Payment shall be paid under this Agreement.

(v)              The “Executive Termination Payment” means the net present value (determined by Provider in good faith, as of the date on which Executive’s services to [____] are terminated (the “Service Termination Date”)) of the sum of:

(1)              an amount equal to (x) the Executive Percentage then-in effect multiplied by (y) all Executive Allocated Expenses that would have been allocated to [____] pursuant to Section 2.5 (absent termination of Executive’s services to [____]) from and after the Service Termination Date through the earlier of the expiration of the Employment Period or December 31 of the calendar year following the year in which the Service Termination Date occurs (and if the Executive Percentage for such following year has not yet been determined, then the Executive Percentage for such following year will be deemed to be the same as the Executive Percentage for the year in which the Service Termination Date occurs); plus

(2)              an amount equal to (x) [____]’s allocation of the Aggregate Target Bonus (as defined in the Executive Employment Agreement) for the year in which the Service Termination Date occurs multiplied by (y) the ratio of (A) the number of days remaining in the year in which the Service Termination Date occurs to (B) 365; plus

(3)              an amount equal to [____]’s allocation of the Aggregate Target Bonus for the first calendar year commencing after the Service Termination Date (and if [____]’s allocation of the Aggregate Target Bonus for such year has not yet been determined, then this clause (3) shall refer to [____]’s allocation of the Aggregate Target Bonus for the year in which the Service Termination Date occurs); provided, that if the Service Termination Date occurs during the last calendar year of the Employment Period, then this clause (3) shall equal $0; plus

(4)              if the Service Company Term Awards to be granted to Executive by [____] pursuant to Section 2.5(b)(ii) of this Agreement have not been granted on or before the Service Termination Date, then an amount equal to the portion of the $45,000,000 grant value for all Term Awards (as defined in the Executive Employment Agreement) that is allocated to [____] pursuant to Section 4.10(b) of the Executive Employment Agreement (and if the portion of the Term Awards that will be allocated to [____] pursuant to Section 4.10(b) of the Executive Employment Agreement has not yet been determined, then this clause (4) shall refer to the portion of the Term Awards allocated to [____] pursuant to Schedule 2.5 to this Agreement with respect to the Service Company Term Awards granted by [____] in December 2019 pursuant to Section 4.10(a) of the Executive Employment Agreement, unless otherwise agreed by the Provider and [____], in consultation with the Executive); provided that if all Service Company Term Awards have been granted to Executive on or before the Service Termination Date then this clause (4) shall equal $0; plus

(5)              if the Annual Executive Incentive Awards to be granted to Executive by [____] pursuant to Section 2.5(b)(iii) of this Agreement for the year in which the Service Termination Date occurs have not been granted on or before the Service Termination Date, then an amount equal to the Service Company Target Amount (as defined in the Executive Employment Agreement) applicable to [____] pursuant to Section 4.11(b) of the Executive Employment Agreement for such year (and if all Annual Executive Incentive Awards for the year in which the Service Termination Date occurs have been granted to Executive, then this clause (5) shall equal $0); plus

(6)              an amount equal to the Service Company Target Amount (as defined in the Executive Employment Agreement) applicable to [____] for the first calendar year commencing after the Service Termination Date (and if the Service Company Target Amount for such year has not yet been determined, then this clause (6) shall refer to the Service Company Target Amount applicable to [____] for the year in which the Service Termination Date occurs) ; provided, that if the Service Termination Date occurs during the last calendar year of the Employment Period, then this clause (6) shall equal $0.

(d)           No Effect on other Services. The Provider shall have no obligation to provide the Services that have been discontinued pursuant to this Section 3.4, and [____]’s obligation to further compensate the Provider for such Services, in each case, from and after the effective date of the termination of such Services in accordance with this Agreement will remain in effect for the remainder of the Term with respect to those Services that have not been so discontinued. Each party will remain liable to the other for any required payment or performance accrued prior to the effective date of the termination of such Services.

(e)           Impact on Equity Awards. The impact of termination of any Services provided by Executive pursuant to this Section 3.4 on the Equity Awards will be as specified in the Equity Award Agreements.”

7.	Amendment to Article V. Article V of the Original Agreement is amended to insert new Section 5.3 as follows:

“Section 5.3. Equity Awards. [____] represents and warrants that each equity award granted to Executive with respect to its common stock shall either be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409”). Without limiting the foregoing, each option granted to Executive that is intended to be exempt from Section 409A shall be with respect to “service recipient stock” and with respect to an “eligible issuer of service recipient stock” (each as defined in Section 409A), shall not contain any feature for the deferral of compensation and shall have an exercise or strike price that is not less than the fair market value of such service recipient stock on the grant date of such award.”

8.	Amendment to Section 6.4. Section 6.4 of the Original Agreement is amended to read in its entirety as follows:

“Section 6.4. Survival. The terms and conditions of this Article VI will survive the expiration or termination of this Agreement only in respect of claims for indemnification asserted against the Indemnitor prior to such termination.”

9.	Amendment to Section 7.6. Section 7.6 of the Original Agreement is amended to read in its entirety as follows:

“Section 7.6. Third-Party Rights. Nothing expressed or referred to in this Agreement is intended or will be construed to give any Person other than the parties hereto, the [____] Indemnitees, Provider Indemnitees, Executive and their respective successors and permitted assigns any legal or equitable right, remedy or claim under or with respect to this Agreement, or any provision hereof, it being the intention of the parties hereto that this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement, Executive and their respective successors and assigns. For the avoidance of doubt, Executive shall be considered a third party beneficiary of this Agreement with respect to, and entitled to the rights and benefits set forth in, the Amendment and may enforce the applicable provisions of this Agreement as if Executive was a party hereto.”

10.	Amendment to Section 7.9. Section 7.9(a) of the Original Agreement is amended to read in its entirety as follows:

“(a)           This Agreement will inure to the benefit of and be binding on the parties to this Agreement and their respective legal representatives, successors and permitted assigns, including, for avoidance of doubt successors and assigns of [____] as a result of a Spin Transaction or a Fundamental Corporate Event (each as defined in the Executive Employment Agreement).”

11.	Amendment to Article VII. Article VII of the Original Agreement is amended to insert new Section 7.16 as follows:

“Section 7.16. Dispute Resolution. In the event of any dispute arising out of or related to this Agreement or any of the transactions contemplated hereby, the parties shall first negotiate in good faith to resolve such dispute in accordance with this Section 7.16 prior to commencing any action, suit or proceeding before any court or other adjudicatory body. The parties shall designate representatives to meet to negotiate in good faith a resolution of such dispute for a period of thirty days (which may be extended by agreement of the parties). If at the end of the good faith negotiation period the parties fail to resolve the dispute, then the parties shall mediate the dispute before a neutral third party mediator under the then current American Arbitration Association (AAA) procedures for mediation of business disputes. The parties will equally share the cost of the mediation.”

12.	Counterparts; Electronic Execution. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Amendment. Delivery of an executed counterpart of this Amendment electronically (including by e-mail delivery of a “.pdf” format data file) shall be equally as effective as delivery of a manually executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment electronically also shall deliver a manually executed counterpart of this Amendment but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

13.	Entire Agreement. The Original Agreement as amended by this Amendment constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and thereof, and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof and thereof.

14.	Reaffirmation of the Original Agreement. Except as specifically set forth in this Amendment, all other terms and conditions of the Original Agreement shall remain in full force and effect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties has signed this Amendment, or has caused this Amendment to be signed by its duly authorized officer, as of the date first above written.

PROVIDER:

LIBERTY MEDIA CORPORATION

By:
Name:	Renee Wilm
Title:	Chief Legal Officer

[____]:

[____]

By:
Name:	Kate Jewell
Title:	Assistant Vice President

[Signature Page to [____] Amendment]

Schedule 2.5

Executive Percentage

2020 Executive Percentage

For Executive’s 2020 compensation, the Executive Percentage for each of Provider, Qurate Retail, Inc. (“Qurate”), Liberty Broadband Corporation (“LBC”), GCI Liberty, Inc. (“GCIL”) and Liberty TripAdvisor Holdings, Inc. (“LTAH” and together with Qurate, LBC and GCIL, the “Service Companies” and each, a “Service Company”) will be as set forth below, unless a different allocation is otherwise agreed by Provider, the Service Companies and Executive:

	Provider			Qurate	GCIL	LBC	LTAH
	FWONK	LSXMK	BATRK	QRTEA	GLIBA	LBRDK	LTRPB
2020 Executive Percentage (by ticker)	16.0%	23.0%	5.0%	19.0%	14.0%	18.0%	5.0%
2020 Executive Percentage (by company)	44.0%			19.0%	14.0%	18.0%	5.0%

Executive Percentage Methodology

For calendar years 2021 and beyond, the “Executive Percentage” will be determined based on the following two factors, each weighted 50%: (i) the relative market capitalization of shares of Series C Liberty SiriusXM common stock, par value $0.01 per share (“LSXMK”), Series C Liberty Braves common stock, par value $0.01 per share (“BATRK”), and Series C Liberty Formula One common stock, par value $0.01 per share (“FWONK,” and together with LSXMK and BATRK, the “Series C Common Stock”), Series A common stock, par value $0.01 per share, of Qurate (“QRTEA”), Series C common stock, par value $0.01 per share, of LBC (“LBRDK”), Series A common stock, $0.01 per share, of GCIL (“GLIBA”) and Series B common stock, par value $0.01 per share, of LTAH (“LTRPB,” and together with the Series C Common Stock, QRTEA, LBRDK and GLIBA, the “Common Stock”); and (ii) on the average of (x) the percentage allocation of time for all Provider employees across the applicable Service Companies or tracking stock groups represented by all Series C Common Stock and (y) the Executive’s percentage allocation of time across the applicable Service Companies or tracking stock groups represented by all Series C Common Stock (in each case, for the prior calendar year), unless a different allocation method is otherwise agreed by the Provider and the Service Companies in consultation with the Executive.

Certain 2020 Executive Allocated Expenses

For the avoidance of doubt, the aggregate annual base salary and the initial commitment bonus payable to Executive pursuant to the Executive Employment Agreement shall be allocated to, and reimbursed to Provider by, each Service Company in 2020 based on its respective Executive Percentage as set forth below:

	Aggregate Amount	Allocation of Aggregate Annual Base Salary and Annual Initial Commitment Bonus by Company
		Provider	Qurate	GCIL	LBC	LTAH
2020 Executive Percentage		44.0%	19.0%	14.0%	18.0%	5.0%
2020 Annual Base Salary	$3,000,000	$1,320,000	$570,000	$420,000	$40,000	$150,000
Initial Commitment Bonus	$5,000,000	$2,200,000	$950,000	$700,000	$900,000	$250,000

Direct Compensation

Direct Compensation

The amounts of the annual cash performance bonus, the Annual Executive Incentive Awards and the Service Company Term Awards payable by each Service Company directly to Executive pursuant to Section 2.5(b) of this Agreement shall be determined as follows:

•	Annual Cash Performance Bonus. Executive’s aggregate target annual cash performance bonus amount of $17 million (“Aggregate Annual Target Cash Bonus”) is allocated to each Service Company based on its respective Executive Percentage and may be made subject to the achievement of one or more performance metrics as described in Section 4.3 of the Executive Employment Agreement;

•	Annual Incentive Awards. Executive’s aggregate annual equity award target value of $17.5 million (“Aggregate Annual Equity Award Target”) is allocated to each Service Company based on its respective Executive Percentage; and

•	Service Company Term Awards. Executive’s aggregate upfront stock option and restricted stock unit (“RSU”) grant date value of $90 million (“Aggregate Term Award”) is allocated to each Service Company based on its respective Executive Percentage.

2020 Allocation

The Aggregate Annual Target Cash Bonus, Aggregate Annual Equity Incentive Award Target and Aggregate Term Award shall be allocated to each Service Company in 2020 based on its respective Executive Percentage as set forth below:

	Aggregate Annual Target Cash Bonus	Allocation of Aggregate Annual Target Cash Bonus by Company
		Provider	Qurate	GCIL	LBC	LTAH
2020 Executive Percentage		44.0%	19.0%	14.0%	18.0%	5.0%
2020 Annual Target Cash Bonus	$17,000,000	$7,480,000	$3,230,000	$2,380,000	$3,060,000	$850,000

	Aggregate Annual Equity Award Target	Allocation of Aggregate Annual Equity Award Target by Ticker (1)
		Provider			Qurate	GCIL	LBC	LTAH
		FWONK	LSXMK	BATRK	QRTEA	GLIBA	LBRDK	LTRPB
2020 Executive Percentage		16.0%	23.0%	5.0%	19.0%	14.0%	18.0%	5.0%
2020 Annual Equity Award Target	$17,500,000	$2,800,000	$4,025,000	$875,000	$3,325,000	$2,450,000	$3,1150,000	$875,000
2020 Annual Equity Awards (by company)	$17,500,000	Total: $7,700,000			$3,325,000	$2,450,000	$3,1150,000	$875,000

(1)	The exercise price of any options granted by the Provider or a Service Company will equal the fair market value of the underlying stock on the grant date determined in accordance with the governing plan, which will not occur during a blackout. The value will be determined in accordance with the applicable company’s standard grant practice.

	Aggregate Term Award (1)	Allocation of Aggregate Term Award by Ticker (1) (2)
		Provider			Qurate	GCIL	LBC	LTAH
		FWONK	LSXMK	BATRK	QRTEA	GLIBA	LBRDK	LTRPB
Executive Percentage		16.0%	23.0%	5.0%	19.0%	14.0%	18.0%	5.0%
2019 tranche	$45,000,000	$7,200,000	$10,350,000	$2,250,000	$8,550,000	$6,300,000	$8,100,000	$2,250,000
2020 tranche (estimated)	$45,000,000	$7,200,000	$10,350,000	$2,250,000	$8,550,000	$6,300,000	$8,100,000	$2,250,000
Total Term Awards (by company)	$90,000,000	Total: $39,600,000			$17,100,000	$12,600,000	$16,200,000	$4,500,000

(1)	The Aggregate Term Award will be split into two equal tranches to be granted in December 2019 and December 2020, with each tranche cliff vesting on December 31 of 2023 and 2024, respectively, except LTAH’s awards of upfront RSUs will vest on the fourth anniversary of each grant date.

(2)	The exercise price of any options granted by the Provider or a Service Company will equal the fair market value of the underlying stock on the grant date determined in accordance with the governing plan, which will not occur during a blackout. The value will be determined in accordance with the applicable company’s standard grant practice.

Methodology for Allocation of 2020 tranche of Aggregate Term Awards

With respect to the second tranche of the Aggregate Term Awards to be granted on or before December 15, 2020, the awards will be the responsibility of the Provider and each Service Company based on an allocation of $45 million grant value across each class of Common Stock and on the following two factors, each weighted 50%: (i) the relative market value of each such class of Common Stock and (ii) the average of (x) the percentage allocation of time for all Provider employees across the applicable Service Company or tracking stock groups represented by all Series C Common Stock and (y) the Executive’s percentage allocation of time across the applicable Service Company or tracking stock groups represented by all Series C Common Stock (in each case, for calendar year 2020), unless a different allocation method is otherwise agreed by the Provider and the Service Companies in consultation with the Executive.